On February 12, 2016,The Interpublic Group of Companies, Inc. held a conference call to discuss its results for the fourth quarter and full year 2015.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Frank Mergenthaler
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis Jefferies Benjamin Swinburne Morgan Stanley Peter Stabler Wells Fargo Securities	Brian Wieser Pivotal Research Group William Bird FBR Capital Markets Tim Nollen Macquarie Research

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group fourth quarter and full year 2015 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Thank you. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our company. These are subject to the uncertainties in the cautionary statement that are included in our earnings release and the slide presentation, and are further detailed in our 10-K and other filings with the SEC. We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our results for the fourth quarter and 2015. As usual I’ll start out by covering the highlights of our performance. Frank will then provide additional details, and I’ll conclude with an update on our agencies, to be followed by our Q&A.
We’re pleased to report a very strong performance for both the fourth quarter and full year.
Among the financial highlights, organic revenue growth was 5.2% in the quarter, which brought our organic growth to 6.1% for the full year. In 2015, we grew organically in every major region of the world, and across nearly all major agencies and client sectors.
Operating margin in the quarter was 20.8%, an increase of 120 basis points, marking our highest Q4 margin in at least a decade.
Full-year operating margin was 11.5%, an increase of 100 basis points from 2014, which is at the high end of the range we targeted coming into the year. Operating profit increased 11% for the full year.

Adjusted diluted earnings per share for the year was up 23%, to $1.21 from $0.98 in 2014. That excludes a loss of $0.12 per share this year, largely non-cash, due to the disposition of non-strategic businesses in the third and fourth quarters. Fourth-quarter adjusted diluted earnings per share was $0.66, excluding a loss of $0.03 per share for business dispositions.
Over the last two years, in a very fast-changing and competitive industry, we have achieved total organic revenue growth of 12%, which is outstanding compared to our principal peers. During that two-year span, we have also increased operating profit by 32% and comparable diluted EPS by 55%.
All of our people can take pride in these accomplishments. Their talent, the great work they do every day on behalf of our clients, is what drives such terrific results in the marketplace. We thank them for their hard work and dedication.
Returning to the fourth quarter, organic revenue growth was 5.2%, currency had a negative 5.5% impact on revenue, while net business dispositions were a negative 20 basis points. We posted notably strong growth in the U.S., AsiaPac, U.K. and LatAm. Continental Europe remained challenged, although the region did show modest organic growth for the full year.
Our Q4 growth reflects contributions from all major disciplines, including advertising, media and public relations. We continued to have especially strong performance from the digital services embedded across the portfolio, as well as growth at digital specialists R/GA, Huge and MRM//McCann.
At the agency level, a wide range of our portfolio contributed to growth, led by McCann, Mediabrands, FCB, Weber Shandwick, Golin, Octagon and FutureBrand. The top-performing client sectors in Q4 were tech & telecom, healthcare and financial services.
New business was another highlight of the quarter. In media, we were pleased to add Johnson & Johnson’s global buying and planning to the roster of 2015 media wins that includes U.S. responsibilities for J&J, Coca-Cola and CVS. Creative wins in the quarter included Verizon Wireless, MGM Resorts, ALDI Nord and Bank of America’s retail business. As a result, our net new business was positive in Q4, as it has been through the year.
Operating expenses were again well-managed. Underneath organic growth of 5.2% in the quarter, our organic operating expense increase was 3.1%. The result was Q4 operating margin expansion of 120 basis points.
For the full year, operating margin expansion of 100 basis points reflects leverage on both our salaries & related and on our office & general expenses.
During Q4, we repurchased 5 million shares, using $113 million. For the full year, we utilized $285 million for the repurchase of 14 million shares, and our year-end share count eligible for dilution decreased 3% compared to 2014.
This activity builds on a sustained capital return program that we initiated in 2011. Since that time, we’ve returned a total of $2.5 billion to shareholders through a combination of dividends and share repurchase, and we reduced our outstanding shares eligible for dilution by over 25%.

In addition, on the strength of our operating results, we have announced this morning our Board’s decision to raise IPG’s quarterly dividend by 25%, to $0.15 per share. This marks our third consecutive year of higher dividends, with annual increases of 25% or more.
We also announced that our Board has authorized an additional $300 million for share repurchase. Combined with the $159 million remaining on our existing authorization as of the beginning of the year, this brings the total amount available for share repurchase to $459 million. These actions demonstrate our confidence in the financial and operational strength of IPG, as well as our future prospects.
Turning to our 2016 outlook, it’s encouraging to see our agencies competing so successfully in the marketplace. We continue to convert growth to operating profit at a high level, and we remain committed to a disciplined use of capital that can further drive shareholder value.
As you can see in our results today, the tone of the business remained solid through year end in most major world regions. And we all know that marketing is becoming increasingly complex and dynamic every day due to the pace of technological innovation and shifting consumer behavior. This represents further opportunity, for our company as well as our industry. Given these trends, as well as the overall strength of our offerings, we are well-positioned to continue to deliver solid growth.
There are, however, factors that require us to temper our outlook. Of course, our industry-leading results the past two years set a high bar for comparable performance in 2016. Moreover, in certain markets, macro conditions present uncertainties, and even headwinds. This is true most clearly in Brazil, but also with respect to markets such as Continental Europe and the Middle East. There is also concern for slowing in China. The currency environment remains volatile, which could have negative effects on client spending. As we have said since the start of the year, there is significant volatility in the financial markets. As a result, the uncertainty we are all experiencing leads us to approach the new year with a degree of caution.
Notwithstanding this environment, for 2016 we are currently targeting 3-4% organic growth. Net acquisitions to date should add another 50 basis points to our growth in the year. It’s worth noting that at current FX rates, the currency impact to our top line, as well as to our operating expenses, is expected to be approximately negative 2.5% for the full year.
Along with this level of growth, we expect to continue to build on our record of operating margin expansion. We are therefore targeting an additional 50 basis points or more of margin improvement in 2016, which would bring us to at least 12.0%, closer to our objective of 13% operating margin or better.
As always, as the year unfolds, we will regularly review our perspective when we report back to you during our quarterly calls.
At this stage, I’ll turn things over to Frank for additional details on our results.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On slide 2, you’ll see a summary of our results:

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Fourth-quarter organic growth was 5.2%. U.S. organic growth was 6.2%, and international organic growth was 4.1%, with all major regions up except Continental Europe, which decreased only slightly. For the full year, all regions were up organically, and organic growth was 6.1%.

•	Q4 operating margin was 20.8%, compared with 19.6% a year ago. For the full year, operating margin increased 100 basis points to 11.5%, and operating profit increased 11%.

•	For the quarter, diluted earnings per share was $0.63, and was $0.66 excluding expense of $0.03 per share for business dispositions, which is reflected pre-tax in our Other Expense line.

•	Full-year diluted EPS was $1.09 per share, and would have been $1.21 per share excluding business disposition expenses in Q3 and Q4, which were largely non-cash.

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We repurchased 14 million shares for $285 million during the year. As Michael mentioned, we announced this morning that our Board has once again significantly increased our common share dividend, to $0.15 per share quarterly, and added $300 million to our share repurchase authorization.

Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and expenses in detail in the slides that follow. Here, it is worth noting a few below-the-line items:

•	The $12 million of expense for the dispositions of a few non-strategic agency offices is reflected in our Other Expense line, below Operating Income.

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Our effective tax rate - adjusted for the dispositions - was 33.1% in the fourth quarter and 35.2% for the full year, which compares favorably to last year’s adjusted tax rate. Our tax rate has been volatile from year-to-year, given our operations in over a hundred countries, our utilization of loss carryforwards, and the requirements of regularly adjusting valuation allowances. In 2015, our effective tax rate benefitted from the implementation of planning strategies and from the net reversal of small tax valuation allowances in the fourth quarter. We expect our normalized effective rate will be in the range of 37-39% in 2016. It is also worth noting that our cash tax rate in 2015 was 29%.

Turning to revenue on slide 4:

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Fourth-quarter revenue was $2.20 billion. Compared to Q4-14, the impact of the change in exchange rates was a negative 5.5%, while net dispositions were negative 20 basis points. The resulting organic increase was 5.2%.

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For the full year, the strength of the U.S. dollar continued to have a significant translation impact on reported revenues and operating expenses in all international regions. Revenue growth for 2015 was therefore 1.0%, consisting of 6.1% organic growth and a positive 30 basis points from net acquisitions, while currency was a negative 5.4%.

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It’s worth noting that our pass-through revenue decreased approximately $25 million organically in 2015 compared to 2014, which was an impact of 30 basis points on our organic growth. Lower pass-through revenues are offset dollar-for-dollar, however, by lower O&G expense. We anticipate a similar negative pass-through impact of 30-50 basis points on total organic growth in 2016, which is reflected in the growth targets Michael shared earlier.

On the bottom portion of this slide, Q4 revenue growth was balanced between our IAN and CMG segments, which had growth of 4.9% and 6.5%, respectively. For the full year, organic growth at IAN was a robust 6.7%. At CMG, organic growth was 3.6% for the year, with the important qualifier that this is where we see a disproportionately large impact from decreasing pass-through revenue, on the smaller of the two segments. Underlying growth at CMG was a high-single-digit percent.
Moving on to slide 5, revenue by region:

•	In the U.S.:

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Q4 organic growth was 6.2%, driven by growth from existing clients and net new business. We were led by our largest fully integrated networks, McCann and FCB, as well as by Mediabrands, R/GA and Huge. We had strong performance from PR agencies Weber Shandwick and Golin. Among client sectors, tech & telecom and healthcare continued to be the growth leaders.

◦	For the full year, U.S. organic growth was 6.8%, with increases across all major disciplines, with sector leadership from tech & telecom and healthcare.

•	Turning to international markets:

◦	The U.K. grew 7.0% organically in Q4. We continued to see solid performance from McCann and FCB, and had notable growth at Jack Morton. U.K. organic growth was 6.6% for the full year.

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In Continental Europe, the environment for growth continued to be challenging, and our agencies’ revenue change in the quarter was negative 80 basis points. In our largest markets, we had moderate growth in Germany, but that was offset by decreases in France, Spain and Italy. For the full year, organic growth for Continental Europe was a positive 1.4%. Overall, the Continent represented 9% of our 2015 revenue mix.

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In Asia Pacific, our largest international region, organic revenue growth was 7.9% in Q4. That was on top of 13% growth a year ago. Among our largest national markets, we had solid increases in India, Australia and China. We had growth across most of our agencies, including Mediabrands, McCann, MullenLowe, Jack Morton, Weber Shandwick and R/GA. For the year, organic growth in the region was 8.3%, paced by double-digit growth in China, India, Singapore and Hong Kong.

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In LatAm, we grew 5.5% organically in the quarter, on top of 11% growth a year ago. We continued to see strong performance in Argentina, Mexico and Colombia, along with a slight decrease in Brazil due to continued macro headwinds. Our growth in the region was led by McCann, Huge and R/GA. For the year, organic growth was 4.7%.

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In our “Other Markets” group, revenue increased 60 basis points organically, on top of 12% organic growth in Q4-14. This group is made up of Canada, the Middle East and Africa. For the year, organic growth was 4.8%, with strong performance in the Middle East and Canada.

On slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 6.1%, for calendar 2015.
Moving on to slide 7, our operating expenses:

•	In the fourth quarter, the organic increase in our operating expenses was 3.1%, compared with 5.2% organic revenue growth.

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Salaries & related expenses decreased to 56.2% of fourth quarter revenue, compared with 57.4% a year ago. That was mainly due to lower incentive and other performance-based expenses in the quarter. Incentive expenses were accrued at a higher level over the first nine months this year compared to 2014, due to strong operating performance throughout the year. Base payroll, benefits & tax increased as a percentage of revenue in Q4, mainly due to the impact of currency changes.

◦	Office & general expenses were 23.0% of fourth-quarter revenue this year, the same level as last year.

•	For the full year, operating expenses increased 4.8% on an organic basis, compared to organic revenue growth of 6.1%.

•	Looking at the sources of operating leverage for the full year, our ratio of salaries & related expenses to revenue improved 20 basis points, to 63.8% from 64.0% in 2014. Underneath that:

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Base payroll, benefits & tax expense was 52.7% of revenue compared with 52.6% a year ago. But it is worth noting that this ratio would have improved by 20 basis points if not for the decrease in our pass-through revenue, which is offset in our O&G expenses.

◦	Expense for temporary labor was 3.6% of revenue for the full year in 2015, compared to 3.8% a year ago.

◦	Incentive expense was 3.7% of revenue for the full year, compared to 3.5% in 2014, reflecting strong performance against our financial targets, almost entirely in our long-term incentive programs.

◦	Severance expense was 0.9% of revenue in 2015, the same level as a year ago.

◦	Our “other salaries & related” category was 2.9% of revenue, compared with 3.2% in 2014.

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Year-end headcount was approximately 49,000, an increase of 3.6%. The increases were due to hiring in growth areas of our portfolio, including McCann, Mediabrands, public relations and for digital talent, notably in support of new business wins.

•	Turning to office & general expenses, for the full year O&G was 24.7% of revenues, compared to 25.6% in 2014:

◦	We had operating leverage on nearly all of our O&G categories, as our real estate, purchasing, shared services and IT teams continued to drive significant efficiencies.

◦	That includes 40 basis points on occupancy, 10 basis points on telecom, office supplies & travel and 50 basis points on “all other” O&G, which includes the benefits of lower pass-throughs.

On slide 8, we show our operating margin history on a trailing-12-month basis. As the chart reflects, with the most recent data point at 11.5%, we have come a long way. There is still work to be done, and we remain highly focused on attaining our long-term goal.
Slide 9 is provided for clarity on the impact of business dispositions on our diluted earnings per share. As shown here, our loss on sales of businesses was $12 million in Q4, and, with minimal tax benefit, resulted in a loss of $0.03 per diluted share. For the full year, at right, the expense of our business sales was $50 million before tax. With, again, only a small tax shield, the result was a loss of $0.12 per diluted share for the year. In sum, the adjusted EPS comparison is $1.21 per share for this year and $0.98 per share for 2014.
Turning to slide 10, the current portion of our balance sheet, we ended the year with $1.51 billion of cash and short-term marketable securities, which compared to $1.67 billion a year ago. We returned $481 million to shareholders during the year through our share repurchases and common stock dividends.
On slide 11 we turn to cash flow for the full year:

•	Cash from operations in 2015 was $674 million, compared with $670 million a year ago. That includes $118 million used in working capital, compared with $131 million a year ago.

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Our investing activities used $203 million in the year, including $161 million for cap-ex and $29 million for acquisitions. Our M&A pipeline continues to be strong. While timing can shift between periods, we continue to target $150-200 million annually for acquisitions.

•	Financing activities used $473 million in 2015, mainly $285 million for the repurchase of our common stock and $196 million in common stock dividends.

•	In 2015, our net decrease in cash and marketable securities was $158 million.

Slide 12 is the long view of our debt decreasing from $2.3 billion in 2007 to our current debt level of $1.76 billion at the end of 2015.
Slide 13 shows the total of our average basic plus dilutive shares over time, and at the far right shows the total as of year-end 2015. This has been an area of substantial progress, with average total shares decreasing by 125 million shares over this time period. Our starting position for 2016 is 409 million, on the right.
In summary, on slide 14, we are pleased with our performance in the quarter and the year. Our teams executed very well, achieving strong revenue growth while maintaining expense discipline, and our balance sheet continues to be a source of value creation, as evident in the actions announced by our Board today. That leaves us well-positioned entering 2016.
With that, I’ll turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
Let me apologize for the granularity we’re showing in this report. It is a full-year report, which is why this is the time of year where we really provide some more detail. So, please bear with us; I hope you’ll see some of the important ins and outs in our performance for 2015.
But from every perspective, 2015 was a very successful year, which saw us accomplish significant milestones in terms of our performance in the marketplace, as well as our financial results.
We continued to demonstrate the effectiveness of our offerings, with particular emphasis on our creative and digital capabilities. We further strengthened our position as the destination of choice for the industry’s top talent.
One key element of our talent strategy is a long-standing, successful commitment to diversity and inclusion. We reinforce these values through a comprehensive set of award-winning programs, and we ensure accountability by tying executive compensation directly to diversity objectives.
We began our formal programs a decade ago. Since then, we’ve seen dramatic improvements in the diversity of our workforce. An environment that encourages respect and trust is key to a creative business like ours, and a competitive advantage comes with having a variety of perspectives and beliefs when solving our clients’ business challenges.
The quality of our people and our work helped us deliver industry-leading organic revenue growth, and we further enhanced operating margin by 100 basis points. We also continued to strengthen our capital structure, achieved investment-grade status from all the major credit agencies and built on our strong shareholder return programs.
Highlights of our performance included continued progress at McCann Worldgroup and share growth at CMG, as well as outstanding performance from Mediabrands in the midst of a historically unprecedented number of media account reviews.
R/GA delivered its strongest financial and reputational year ever. FCB continued in the successful implementation of its turnaround plan. We once again saw dynamic growth from our digital specialist agencies and within the embedded digital capabilities across our portfolio.
The quality of our offerings is at its highest level in well over a decade. This was evident in the recognition we received across the portfolio. We once again led all holding companies in AdAge “A-List” honors, with R/GA, McCann and Deutsch on this prestigious list and UM chosen as “Media Agency of the Year,” a designation it also earned from Adweek.
Across every marketing discipline, we posted exceptional performance in the industry’s most important competitions that award creativity and marketing effectiveness. Weber Shandwick and Golin won numerous PR “Agency of the Year” honors. Our healthcare agencies dominated the Medical Marketing & Media Awards. At Cannes, R/GA was named “Agency of the Year,” and The Martin Agency brought home the Grand Prix in the film category. In terms of awards per dollar of revenue, IPG agencies’ performance in Effie awards globally led the industry, with MullenLowe taking both the Grand Effie and winning “Agency of the Year.”

Importantly, the effectiveness of our agencies was equally apparent in consistently strong new business performance throughout the year.
During 2015, McCann posted strong growth across the range of its agencies and further improved its creative profile. Management continued to build on the level of collaboration and cross-selling within Worldgroup, as well as the strong digital and accountability offerings at MRM. The agency also strengthened its already powerful position in key markets such as India, China and Brazil.
At CMG, our award-winning public relations agencies Weber and Golin continue to take market share, driven by growth from their largest clients and best-in-class digital and content-marketing capabilities, where both firms have established positions at the forefront of their field. Octagon and Jack Morton remain leaders in their respective disciplines.
Mediabrands was also a top-tier performer, with very strong performance in the media reviews that dominated the headlines in 2015. Having already won the U.S. J&J, Coke and CVS assignments, UM closed the year by prevailing in the global J&J consolidation and added a solid showing in the Sony review in early 2016. The organic investments we’ve made in digital, programmatic and data capabilities are playing a key role in Mediabrand’s success.
R/GA had an outstanding year, which featured strong growth, as well as creative work that is recognized across all digital media and increasingly in traditional channels as well. The agency is also a leader in terms of innovation, not only in the agency’s offerings, but also its Accelerator programs, where we incubate start-ups and share learnings with many other major clients.
Positive momentum at FCB continued, as the agency secured new assignments from leading advertisers such as InBev, Coca-Cola and Fiat Chrysler. At Cannes, FCB had its best performance ever, and the arrival of a tremendously talented new global creative leader can take the quality of the agency’s product to an even-greater height. FCB’s healthcare offering was once again a top performer in its space.
MullenLowe continued to progress. Their position as a nimble global network, with a strong creative culture and a contemporary, hyper-bundled approach, is being well-received in the marketplace. The global leadership team is aligned and energized. We are also seeing the benefits from the integration of Profero as the group’s digital partner, especially in key markets such as the U.S., U.K. and China.
Our focus on “open architecture” solutions, which combine the best of our talent from across the organization, was once again a meaningful contributor to our results. Many multiagency opportunities came into the group, domestically and internationally. The largest of these included the year’s most significant holding company review in Latin America, LATAM Airlines, which we are now serving in over 20 countries, as well as J&J’s Janssen Pharmaceuticals, which further underscores the value that our custom-built Wx unit delivers to this important client. And we continued to improve our delivery of integrated, multiagency solutions for existing multinationals.
Overall, our strong performance in 2015 reflects a series of long-term strategic decisions, which we’ve backed with significant investment over time. The key drivers of our industry-leading organic revenue performance have been talent acquisition and development, particularly in creative and strategic roles, the “open architecture” model that I just discussed, as well as embedding digital experience into all of our agencies. Our commitment to developing new skills, products and services, and incorporating technology in all of our offerings, has allowed us to stay highly relevant in the digital world.

For the year, we also saw continued progress related to the operating and financial management of our company. First and foremost, significant improvements in profitability keep us on track to achieving our long-term goal.
Many initiatives are fueling the strong profitability trajectory that Frank shared with you. Among them are our performance incentives put into place that are driving continued focus on leveraging our investment in base payroll and temporary labor. On the real estate front, our measure of square feet per employee decreased again in 2015, by approximately 3% to 202 square feet, down from over 240 square feet a few years ago. In the back office, over 75% of global revenue is now on an SAP platform, most of which is supported by our shared services. This included 2015 additions in India, China and the U.S., with plans to add our agencies in Australia and Brazil in 2016.
Our return-of-capital programs also continued to positively impact results, and we have put approximately $2.5 billion towards total shareholder returns since 2011, the point at which we reinstituted these programs. We remain fully committed to further improving margins and building on these robust capital return programs. The latter is evident in our Board’s actions announced today, with our dividend increased by 25% and provided for a current authorization of approximately $460 million for share repurchase.
We are well-positioned as we move into 2016. As you’ve heard me say before, complexity is good, because the value proposition of our portfolio of offerings is highly relevant to clients as they seek to navigate a dynamic media and marketing landscape.
The general tone of the business remains solid. Yet, as we have seen since the start of the year, there is significant volatility in the financial markets, and we will closely monitor the impact it has on consumer sentiment. We are therefore approaching the year with an appropriate degree of caution.
Therefore, for 2016 we are targeting 3-4% organic growth and improvement in margin of 50 basis points or more. Coupled with our continued commitment to capital returns, we are confident that achieving these targets will allow us to build on our strong track record of enhancing shareholder value.
We thank you for your time and support, and we look forward to updating you on our progress on our next call. At this point, I’ll open it up for questions.

QUESTIONS AND ANSWERS

Operator:
. . . . Our first question is from the line of Ms. Alexia Quadrani of J.P. Morgan. Your line is now open.
Alexia S. Quadrani, J.P. Morgan:
Hi, thank you very much. My first question is, Michael, you have such great insight in what the advertisers are thinking, and sometimes there is a disconnect between Wall Street and Main Street. What I’d love to hear is, what are your advertisers saying in terms of their outlook for the year, how rattled are they, if at all, about any of these macro concerns? A follow-on along that same vein there: your new business wins have been so impressive from what we can see on the outside. You guys see a lot more, obviously, internally. Do you think you’re in a better position going into ’16 than you were in ’2015, in terms of your tailwind of new business?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, good morning to you, Alexia. How come you didn’t ask me how our January sales were?
Ms. Quadrani:
I still might. [Laughter.]
Mr. Roth:
Look, I don’t think there’s any question that there appears to be a disconnect between what’s happening in the market and business. If you look at how we finished the fourth quarter, the tone of our business was solid. That said, as we look into 2016, everyone on a global basis is watching this very carefully and are concerned about the future direction of the global economy. Our business is subject to changes in macroeconomics. And that’s why we put a tone of caution in terms of our forecast for 2016.
That said, we haven’t seen major pullbacks by our clients. We do our budgeting on a zero-up basis. We take all of our agencies, they look at their business, book of business, they look at what they anticipate based on conversations with our clients. They put some levels of caution in those numbers. They also put some levels of optimism in terms of to-be-generated revenue.
It’s not an exact science. Which is why, if you look at 2015, we started the year fairly conservative, and, as we went through the year, we upped our guidance, and we expanded our margin expectations.
But the tone right now is okay, particularly if you look at 59% of our business is in the United States. And although we don’t see high expectations in terms of growth, 3% to 4% growth in the United States enables us to expand margin by at least 50 basis points. And that, to answer your other question, gives us a conversion of around close to 30%, which is what we’ve always said. And if you expand the organic growth, that’s where you see expansion of over the 50 basis points.
The tone of the business, at least right now, is consistent. But, again, given this volatility, it’s something that we have to put some element of caution out there, and I think it would be irresponsible for us not to have done that. And, certainly, you’re seeing that by our competitors in terms of the numbers they’re showing.

Let me just comment - Frank mentioned it - we do build in that 3-4% some element of our pass-throughs in that guidance. So if you assumed a 30-50 basis point reduction in the pass-throughs, effectively that organic number is 3.5-4.5%. Let me just add that, that pass-through is a direct pass-through. It’s not us taking positions with respect to digital inventory, which I’m sure will be another question.
As far as the headwinds and tailwinds, we had some great wins on the media side. We did have some losses. There is a change in the tone of our business, and that is because a significant part of our business growth is coming from digital. Digital business tends to be much more project-oriented. And, as a result, some projects that we were able to deliver in 2015, we’re not sure of repeating in 2016.
So, with respect to tailwinds, the tailwinds aren’t as specific as we said going into 2015. That said, we do have tailwinds, but I wouldn’t equate them to as high a number as we had in 2015. But the other side of it, given our performance on the digital side, we believe our offerings are so strong that we’ll see project-based business continue in 2016.
Ms. Quadrani:
Okay, thank you. If I could just squeeze in one more, maybe for Frank. If you’re looking at the margin improvement this coming year, where do you think most of the leverage comes from, the salaries & related or the O&G?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
We’re looking for both, Alexia. The key thing, the key metric that we look at, is organic growth versus organic growth of our expenses. It gets a little convoluted when you look at the individual metrics because of the impact of pass-throughs on those metrics, and also the impact of the foreign exchange. So, again, we’re looking at leverage out of both of our major cost buckets.
Ms. Quadrani:
Okay, thanks very much. Congratulations on a great year.
Mr. Roth:
Thank you, Alexia.
Mr. Mergenthaler:
Thank you.

Operator:
Thank you. Our next question is from John Janedis with Jefferies. Your line is now open.
John Janedis, Jefferies:
Thank you, good morning. Michael, great to see the consistency this year. I know you talked about some of the headwinds globally, but for the budget, are you assuming a similar performance out of Continental Europe and Latin America, particularly in light of the comments about Brazil? And then, related topic, given the comments about a potential currency impact on spend, was there any visible impact last year given the impact from currency? Thanks.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Look, we went into ’15 assuming plus or minus 1% in Continental Europe. We actually ended up on a full-year basis up 1%, a little bit over. So for our forecast for 2016 is very similar to how we went into 2015. I might add, we did increase some margin in Continental Europe, which shows if we have revenue we can expand margin.
The second half of the year of Brazil was better than the first half of the year. We had some hiccups in Brazil in the first half of the year. We’re not assuming a big recovery in Brazil, but we do see offsets in the rest of Latin America, which is why we believe we should have a good year coming out of Latin America. So that’s built into our forecast. We’re not expecting double-digit growth in LatAm. Remember, we’re coming off of double-digit growth off our 2015. So we expect some single-digit growth, mid-single-digit growth, in Latin America.
Mr. Janedis:
Okay, thanks. Then just separately, Frank, given the uncertainty, is this going to be a year where temp labor ticks up rather than full-time hires, and does budget assume an increase in FTEs?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
John, we look at total SRS and really don’t bifurcate between base, benefits & tax and temp. I think there’s a tendency to leverage temp when there’s a lot of new business activity, which we saw last year. I think we managed it quite well. But we don’t get that granular. We look at our agencies to deliver an SRS target that we set in the budgeting process.
Mr. Janedis:
Okay. Speaking of that, was project business up in the fourth quarter?
Mr. Mergenthaler:
Yes.
Mr. Roth:
Yes.
Mr. Janedis:
Okay, great. Thank you.

Operator:
Thank you. Our next question is from Ben Swinburne with Morgan Stanley. Your line is now open.
Benjamin Swinburne, Morgan Stanley:
Thank you, good morning. Michael, two for you. I’m wondering if you can time travel back to the last two Februaries, when you also guided the 3-4%, and help us think about whether there’s anything different that you see today in macro uncertainty versus the last two years, where I think Europe was probably front of mind, obviously. We’ve got some issues in emerging markets now. Just wondering if you think things are worse, better or sort of similar to how your clients are talking to you about their business today versus the past years, when obviously you delivered such a strong result. And then you had made a comment at a recent conference that you thought media review activity could be pretty high in 2016. Just wondering if you could maybe revisit that comment? Fill us in a little bit.

Frank, just wondering if you could give us cash tax guidance or help for ’16, or any comment around your NOL position at this point? Thank you, guys.
Michael Roth, Chairman of the Board and Chief Executive Officer:
You keep forgetting I’m a tax guy. I’ll answer the tax question for you. [Laughter.]
Mr. Swinburne:
You yelled at me last time for that, too. I keep forgetting, sorry.
Mr. Roth:
Cash taxes are 29%. We’ve used up our NOLs in the U.S., which is why the cash taxes have gone up. We still have over $1 billion of NOLs, but that’s principally over in Europe, which we can’t use until those earnings take effect. So we did he see some benefit there. But basically our cash taxes are in the 29% range right now.
Mr. Swinburne:
Thank you.
Mr. Roth:
I think it’s different. First of all, let me talk about the U.K. I think what we have seen, if you compare it to two years ago, a turnaround in the U.K. So we’re forecasting - our performance this year was 7-8%, and we see a solid year for the U.K. as well going into 2016. I think that’s a, that’s a big, that’s 9% of our business. And so therefore that’s encouraging for us going into 2016.
I think Continental Europe anecdotally seems to be better, but I haven’t met anyone who isn’t concerned about Continental Europe. I was in Davos, the conversations continued to be concerned with the financial institutions in Europe in particular, and I think that uncertainty drives our clients to be concerned.
That said, it’s a global economy, and there’s no question that our multinational clients are looking for growth markets: India, China, Latin America. Frankly, United States: we’re seeing good pickup in the United States. And I think that’s a little bit different than it was a couple of years ago.
So there’s no question that this volatility in the financial markets, and in the financial institutions, is giving everyone a lot of angst in terms of whether it be access to liquidity, whether it be affecting the capital markets, and if I were running one of those companies, I would be looking hard at our spend.
Which puts additional burden on what we have to do. I think they’re not stopping spending. They’re just being very careful in terms of where they spend. And that puts the burden on us to prove that what we do actually works. And if we can put together a fully integrated offering that shows how we can move the needle - it’s innovative, we save some money in the process, we’re effective, we’re held accountable for the performance of that - then I think our clients have the money to spend, and they will do that.
But they do have an element of caution in that, which is why - it’s still early in the year, and a lot of things are happening. And let’s face it, we have issues with oil, and who knows what’s going to happen with the price of oil and those kinds of things. So there is caution out there.

But, you know, what’s amazing is our business, as I said, we’re not expecting a 6% growth again. We’re expecting, we’re forecasting 3-4%. And if we deliver 3-4%, we can expand margin by a healthy 50 basis points or better. And I think that’s a reasonable way to go into 2016. I’m not trying to be a Debbie Downer here, but I’m just trying to be cautious in terms of what may be ahead of us. If we’re wrong, then we’ll adjust accordingly. But right now, I’m comfortable with the numbers that we’re putting out there.
Mr. Swinburne:
Got it. Anything on the reviews front?
Mr. Roth:
No. We still have - the U.S. Army is probably the biggest one. That’s a mandatory review. Last time we had it, we prevailed in the review. BMW media is still out there. We’re comfortable where we are on that. The rest of the reviews we’re challengers, so we hope to pick up some business along those lines.
Mr. Swinburne:
Thank you very much.

Operator:
Thank you. Our next question is from Peter Stabler with Wells Fargo. Your line is now open.
Peter Stabler, Wells Fargo Securities:
Good morning, thanks for taking the questions. A couple, if I could. Michael, wondering on the guidance and the reference to the 30-50 bps of headwind from pass-through, is that tied to the dispositions this year? And then, just generally speaking, wondering if you could back up a little bit and talk about the CMG services, the below-the-line stuff in some cases: branding events, shopper marketing, sports sponsorship? PR has been doing well. If you could give us your outlook. A lot of time spent talking to investors about concerns on secular challenges, most of that has to do with traditional advertising, just want to - if you look at that question through the lens of marketing services, what’s the outlook there? And then one quick follow-up. Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Okay. Pass-through is a direct pass-through. It has nothing to do with dispositions. So the 30 basis points is apples-to-apples. That’s principally from our CMG businesses, particularly Jack Morton, our event businesses. Again, as you recall, those are direct pass-throughs for revenue and expenses.
I’ll comment on PR; I’m going to let Frank talk about that since it falls within his purview. Remember, the PR business has changed dramatically. What’s happening is all our different disciplines are all covering all sorts of aspects of the marketplace. Digital capabilities, social networking, social media, content, all of that is part of what we’re seeing across the board in both digital and PR agencies and our traditional agencies. And, as a result, Weber Shandwick in particular was a leader in terms of looking at their portfolio and converting to the digital and social environment, and as a result we’ve seen them taking market share out there. It’s because of their content and new thinking in terms of PR. We’re encouraged by that. We think they continue - we have best-in-class offerings there, and we continue to see solid growth there. Frank?

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
To add on to Michael’s comments, we made specific investments around new capabilities around PR. You look at our performance at Weber, at Golin, at DeVries, it’s clear they’re gaining market share. The critical thing is we’re going to need to continue to invest and keep our place in the marketplace.
Looking at the rest of the portfolio, our sports business at Octagon, our experiential business at Jack Morton, it’s very, very strong. The CMG segment does get impacted by the decline in pass-throughs, and that’s intentional. We’ve been trying to migrate our contracts away from being a principal, specifically in our experiential business, to an agent. So when you look at it on a net revenue basis, our growth has been high-single digits for the past three years. So those businesses are very, very healthy. And it’s nice in our branding business that FutureBrand had, again, a very strong year.
We’re very supportive of that segment and we’ll continue to invest.
Mr. Roth:
Let me add, by the way, when we say we talk about invest, we actually had an acquisition by Golin in China this year. And we haven’t had - we basically grow our businesses in China organically by hiring some really talented people, as we did in 2015. But for Golin, we actually bought a company that’s very attractive and added to their portfolio.
The other important part is, when we talk about integrated offerings, we mean it. And so when we put together open architecture, whether it’s Golin, whether it’s Octagon, whether it’s Weber Shandwick, we bring them into the open architecture model. So when we’re sitting at the table and presenting the best of IPG to our clients, it includes a full array of our businesses. So our marketing services, our traditional agency businesses, our digital capabilities and our media, they’re all sitting at the table. And, frankly, that’s what clients want to see, and the collaboration is critical to that, which is why we spend so much time on collaboration within IPG. And this open architecture model actually works.
And even on - when we’re just looking at media pitches, we bring in the open architecture on media. We have different disciplines: digital, experiential, all of that comes to play in these pitches. And I’m a firm believer that’s one of the reasons we’ve been successful in the new-business arena. Because I’ve heard a number of clients say to me when we walked out of the room that that was, it was refreshing that they didn’t know which individual was from which discipline, and the team really spoke as one voice, and they were focusing on clients.
And that makes a big difference to the clients, because they don’t have to worry about our silos and our issues. They’re just interested in servicing their clients. And if we didn’t have the marketing service arm that we have at CMG and the media and the digital capabilities and the creative capabilities at our agencies, we wouldn’t be able to do that. So I’m very comfortable with that.
Mr. Stabler:
Thanks for all the color. I’ll leave it there.
Mr. Roth:
Thank you.
Mr. Mergenthaler:
Thanks, Peter.
. . . .

Operator:
Thank you. Our next question is from Brian Wieser with Pivotal. Sir, your line is now open.
Brian Wieser, Pivotal Research Group:
Hi, thanks for taking the question. On that open-architecture angle, I was curious if you could comment a little bit about Philippe Krakowsky, his role now with Mediabrands? And what the thinking is behind that, and how that presumably ties into bringing resources across the holding company into Mediabrands and tying it together?
Separately, maybe a bigger-picture question: I’m curious about how you think about making or refraining from strategic shifts at the holding-company level versus encouraging the individual business units to do the same. We’ve seen Publicis obviously stake a claim in consulting services, and WPP maybe a bit more investing across ecosystems and content and media owners and data. I’m curious how you’re thinking about the role of the future direction of marketing services and where that should originate from?
Michael Roth, Chairman of the Board and Chief Executive Officer:
First of all, as you know, Philippe is sort of an integral part of the collaboration we have at IPG. Henry’s done a tremendous job in coming into Mediabrands, and the success of Mediabrands is pretty evident by the results of their performance, and he’s done a great job, him and his team at UM, Initiative and all the rest of Mediabrands. Philippe’s oversight role at Mediabrands is exactly that, to bring, to make sure that we’re looking at all the possibilities of collaboration. And, as well, Philippe has a technology background, and helping in terms of new media and new technology as well.
It was exceptionally well-received at Mediabrands and the people - Plus, Philippe has an HR responsibility. So he knows a lot of those people very well and they work very closely together. I can’t tell you how many favorable e-mails I received from both clients as well as individuals on that move, so we’re really excited about it.
Marketing services, as I said, it fits very nicely into the open-architecture model. I don’t believe we have to own various data sources and so on when we can rent them. But that said, we did a data analytics acquisition in Israel this year. Mediabrands has their own data sources. And when they need to use that, they have over 80 or 100 different data sources. So as long as there’s partnering out there, we can rent it. We think we have to do it. We have a sufficient amount of analytics and data to make our offerings competitive, if not better. And we don’t have to own it. But when there are unique opportunities out there, we make some tactical investments in it. We did it in a little company - with SambaTV. We did it in Kiip. So we look at it both ways.
The key to this in the open architecture is having a vehicle without having to restructure our corporation to collaborate. And since we’ve been doing it for 10 years, we didn’t need to restructure our entire company. We have high-priority objectives for all of our CEOs that require them to collaborate both within their networks as well as outside. So it’s kind of interesting to see everybody jumping on this, but we started doing this 10 years ago, and it’s part of our DNA. And every time there’s a new thing out there in terms of, whether it be data, whether it be content, we want to participate. And we’ll do it through our partnerships, through investments, or just contractual arrangements.
Mr. Wieser:
Thank you very much.
Mr. Roth:
Thank you, Brian.

Jerry Leshne, Senior Vice President, Investor Relations:
Operator, next caller, next question, please.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, I guess it’s been that clear.
Operator:
Thank you. Sir, our next question, thank you, is from Mr. Bill Bird with FBR. Sir, your line is now open.
William Bird, FBR Capital Markets:
[Inaudible] . . . 2016? Then, second, what are your current thoughts on targeted leverage? Thank you.
Mr. Roth:
Bill, I’m sorry, we didn’t hear the first part of your question.
Mr. Bird:
I’m sorry. Was wondering if you could talk about the new buyback authorization and what a reasonable pace of buybacks is to expect in ’16?
Mr. Roth:
Well, we’ve been averaging close to $300 million buybacks per year. We have an extra $149 million on top of the authorization. We’re not committed to doing all of it in one year. We’ll have a normalized annual buyback throughout the year. That said, every once in a while we’re opportunistic. You saw we were a little over-weighted in the fourth quarter when we saw some price pressure on our stock. So we have the flexibility. For an analytics point, if you use $300 million, I think that’s a reasonable number for us to spend, and we’ll be opportunistic and see how the marketplace goes.
This is part of a long-term strategy. We believe that, given our leverage, obviously bringing our ratings up one more notch would be very helpful to us, in that it will give us a freer commercial paper program which could help us in terms of the cyclicality of our cash flows, and that could free up some additional cash as well. So from an overall program point of view, we’re very comfortable with our balance sheet and where we are. We hope to have a commercial paper program if we get one more notch up.
We have a robust return of capital on buybacks. And a 25% increase in dividends is a very nice mix between dividends and buybacks. So our overall structure in terms of return has been very well-received by the investors. Before year end, between Frank and myself and Jerry, we met with most of our shareholders. And this is based on the input we’re getting from all of our shareholders.
And as far as our leverage, we’re very comfortable, and we want to be where we are heading into a market that is as volatile or potentially volatile as it is right now.
Mr. Bird:
Great. Thank you.

Operator:
Thank you. Our last question is from Mr. Tim Nollen with Macquarie. Sir, your line is now open.
Tim Nollen, Macquarie Research:
Thanks. I wonder if I could try to tie together a few of the threads from the conversation here and ask a question this way: given the sense of confusion between what the financial markets are telling us and what you and your peers are telling us about ad spending, I wonder if there’s something beyond traditional advertising or even traditional marketing services in what you are doing with your clients? I.e., are companies like IPG becoming more business services providers, providing technology and advertising and marketing services overall, and therefore you become more embedded in your clients’ budget processes? And therefore you have a greater chance of sustaining more resilient spending beyond just what we’ve always called advertising and marketing services? Is that something that maybe is providing a sense of optimism amongst your clients on their spending?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Tim, that’s a great question, and the answer to that is yes. Particularly on the digital. If you look, for example, at what R/GA is doing in terms of design and business planning and product development, the Accelerator program, are examples of that. We have capabilities, and there aren’t many companies that have the capabilities we have, both in terms of a typical advertising role, media planning, content distribution, digital expertise, insights, all of that put together.
And frankly what we do actually works. And we have data, and we have all sorts of information that shows that if we can bring all of these offerings together, we can in fact help our clients move the needle. And it’s refreshing to be able to walk into a room and put together some new ideas from a business context.
And you’re right, it’s not just traditional advertising; it’s looking into the future. We can anticipate where consumers are going to be spending their money, and, based on those insights, we can help our clients real-time look at where they can allocate their dollars.
And if it’s not working we can shift with them. We can create dashboards with our clients. We can help them do design work. We can do branding for them. It really turns out to be a full-service offering that we can tap into, and it gives them a degree of comfort that they’re getting cutting-edge insights without having to add 12 different disciplines coming in a room, working together. So I do believe - and of course we do consulting. Several of our agencies have a consulting-basis arm to it.
So, yes, our business is changing, and, frankly, that’s why I’m bullish on our industry. For years they’ve talked about our industry being disintermediated, going away. We always find a way to sustain ourselves, and I think, if you look at our results, you’ve got a pretty good indication we’re capable of doing that. So, yes. I thank you for that question.
Michael Roth, Chairman of the Board and Chief Executive Officer:
With that said, I think those are our last questions. I really thank you for your support throughout the year. We’re excited about 2016, notwithstanding some caution that we’ve made, and I look forward to bringing it to light.
Thank you very much.
Operator:
Thank you. This concludes today’s conference. You may disconnect at this time.
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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2015
	As Reported	Losses on Sales of Businesses (1)	Adjusted Results
Income Before Income Taxes	$427.8	$(12.0)	$439.8
Provision for Income Taxes	(145.4)	0.2	(145.6)
Effective Tax Rate	34.0%		33.1%
Equity in Net Income of Unconsolidated Affiliates	0.5		0.5
Net Income Attributable to Noncontrolling Interests	(22.6)		(22.6)
Net Income Available to IPG Common Stockholders	$260.3	$(11.8)	$272.1

Weighted-Average Number of Common Shares Outstanding - Basic	403.4		403.4
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	8.9		8.9
Weighted-Average Number of Common Shares Outstanding - Diluted	412.3		412.3

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.65		$0.67
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.63	$(0.03)	$0.66

(1) Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2015
	As Reported	Losses on Sales of Businesses (1)	Adjusted Results
Income Before Income Taxes	$762.2	$(50.0)	$812.2
Provision for Income Taxes	(282.8)	2.9	(285.7)
Effective Tax Rate	37.1%		35.2%
Equity in Net Income of Unconsolidated Affiliates	1.1		1.1
Net Income Attributable to Noncontrolling Interests	(25.9)		(25.9)
Net Income Available to IPG Common Stockholders	$454.6	$(47.1)	$501.7

Weighted-Average Number of Common Shares Outstanding - Basic	408.1		408.1
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.6		7.6
Weighted-Average Number of Common Shares Outstanding - Diluted	415.7		415.7

Earnings Per Share Available to IPG Common Stockholders - Basic	$1.11		$1.23
Earnings Per Share Available to IPG Common Stockholders - Diluted	$1.09	$(0.12)	$1.21

(1) Includes losses on completed dispositions of businesses and the classification of certain assets as held for sale.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Three Months Ended December 31, 2014
	As Reported	Valuation Allowance Reversal, Net (1)	Adjusted Results
Income Before Income Taxes	$418.6		$418.6
Provision for Income Taxes	(87.9)	$67.6	(155.5)
Effective Tax Rate	21.0%		37.1%
Equity in Net Income of Unconsolidated Affiliates	0.6		0.6
Net Income Attributable to Noncontrolling Interests	(22.4)		(22.4)
Net Income Available to IPG Common Stockholders	$308.9	$67.6	$241.3

Weighted-Average Number of Common Shares Outstanding - Basic	413.7		413.7
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	7.5		7.5
Weighted-Average Number of Common Shares Outstanding - Diluted	421.2		421.2

Earnings Per Share Available to IPG Common Stockholders - Basic	$0.75		$0.58
Earnings Per Share Available to IPG Common Stockholders - Diluted	$0.73	$0.16	$0.57

(1) Net valuation allowance reversal of $67.6 consists of a reversal of $124.8 partially offset by the establishment of a valuation allowance of $57.2, both in Continental Europe.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)

	Twelve Months Ended December 31, 2014
	As Reported	Valuation Allowance Reversal, Net (1)	Loss on Early Extinguishment of Debt	Adjusted Results
Income Before Income Taxes	$720.7		$(10.4)	$731.1
Provision for Income Taxes	(216.5)	$67.6	3.8	(287.9)
Effective Tax Rate	30.0%			39.4%
Equity in Net Income of Unconsolidated Affiliates	1.2			1.2
Net Income Attributable to Noncontrolling Interests	(28.3)			(28.3)
Net Income Available to IPG Common Stockholders	$477.1	$67.6	$(6.6)	$416.1

Weighted-Average Number of Common Shares Outstanding - Basic	419.2			419.2
Add: Effect of Dilutive Securities
Restricted Stock, Stock Options and Other Equity Awards	6.2			6.2
Weighted-Average Number of Common Shares Outstanding - Diluted	425.4			425.4

Earnings Per Share Available to IPG Common Stockholders - Basic	$1.14			$0.99
Earnings Per Share Available to IPG Common Stockholders - Diluted	$1.12	$0.16	$(0.02)	$0.98

(1) Net valuation allowance reversal of $67.6 consists of a reversal of $124.8 partially offset by the establishment of a valuation allowance of $57.2, both in Continental Europe.